Exhibit 3.2

THIRD CERTIFICATE OF AMENDMENT TO RESTATED CERTIFICATE

OF INCORPORATION OF AMPHENOL CORPORATION

Amphenol Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: Article SIXTH of the Certificate of Incorporation is hereby amended by deleting this paragraph in its entirety and replacing it with the following:

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(1)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)           The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)           The number of directors of the Corporation shall be three or more as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. At all times after December 1, 1987, not less than two directors of the Corporation shall be persons who are not officers or employees of the Corporation or any affiliate of the Corporation and are not members of the immediate family of, controlled by, or under common control with any such officer or employee. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)           From the effective time of this Certificate of Amendment until the election of directors at the 2013 annual meeting of the stockholders of the Corporation (the “2013 Annual Meeting”), the Board shall be divided into two classes of directors: Class I and Class II. The directors elected at the 2012 annual meeting of the stockholders of the Corporation (the “2012 Annual Meeting”) will be elected for a term that expires at the 2013 Annual Meeting and shall be in Class I. Directors otherwise having a term expiring at the 2013 Annual Meeting shall be Class I directors, and directors having a term otherwise expiring at the 2014 annual meeting of the stockholders of the Corporation (the “2014 Annual Meeting”) shall be Class II directors.

(5)           Commencing with the election of directors at the 2013 Annual Meeting, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2014 Annual Meeting. The successors of the directors who, immediately prior to the 2013 Annual Meeting, were members of Class I (and whose terms expire at the 2013 Annual Meeting) shall be elected to Class I for a term that expires at the 2014 Annual Meeting, and the directors who, immediately prior to the 2013 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2014 Annual Meeting shall become members of Class I with a term expiring at the 2014 Annual Meeting.

(6)           From and after the election of directors at the 2014 Annual Meeting, the board shall cease to be classified and the directors elected at the 2014 Annual Meeting (and each meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

(7)           Subject to the rights of the holders of any class or series of capital stock having preference over the Common Stock as to dividends or to elect directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the majority of the stockholders entitled to vote for the election of directors but only for cause.

(8)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

Signed on this 24th day of May, 2012.

Edward C. Wetmore Vice President, Secretary and General Counsel